Exhibit 99.4

[Letterhead of Grant Thornton Corporate Finance Pty Limited]

The Directors Novogen Limited 140 Wicks Road North Ryde NSW 2113	Grant Thornton Corporate Finance Pty Ltd ABN 59 003 265 987 AFSL 247140

Attn : William D Rueckert	Level 17, 383 Kent Street Sydney NSW 2000 Locked Bag Q800 QVB Post Office Sydney NSW 1230
31 January 2011
T +61 2 8297 2400 F +61 2 9299 4445 E info.nsw@au.gt.com W www.grantthornton.com.au

Dear Sirs

NOVOGEN LIMITED

We hereby consent

(i)	for our Independent Expert’s Report (“IER”) dated 31 January 2011 prepared for the sole purpose of assisting the shareholders of Novogen Limited (“Novogen”) in assessing the merits of the Proposed Transaction in accordance with the requirements of the Australian Securities Exchange Listing Rules to be included in the annexure to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the “Proxy Statement/Prospectus”) relating to the proposed transaction pursuant to the Asset Purchase Agreement, dated as of December 21, 2010, by and among Novogen, Novogen Research Pty Limited., a wholly owned subsidiary of Novogen, and Marshall Edwards, Inc., and

(ii)	to the references to us and such opinion in such Proxy Statement/Prospectus.

Yours faithfully

GRANT THORNTON CORPORATE FINANCE PTY LTD

/s/ Andrea De Cian

ANDREA DE CIAN

Director

Holder of Australian Financial Services Licence No. 247140

Grant Thornton Australia Limited is a member firm within Grant Thornton International Ltd. Grant Thornton International Ltd and the member firms are not a worldwide partnership. Grant Thornton Australia Limited, together with its subsidiaries and related entities, delivers its services independently in Australia.

Liability limited by a scheme approved under Professional Standards Legislation

Our Ref: NRT- CONSENT LETTER 31JAN11.DOC